                                                                    EXHIBIT 99.1

The Units reported on this row were previously owned by Ethanol Investment
Partners, LLC ("EIP"), of which Clean Energy Capital, LLC ("CEC") was the sole manager. EIP dissolved on December 2, 2014 (the "Dissolution"); and in connection therewith, authorized on January 8, 2015, but effective as of January
1, 2015, EIP distributed 2,750,000 Units to the members of EIP (the "EIP
Members"): Ethanol Capital Partners, L.P. Series E ("Series E"), Ethanol Capital
Partners, L.P. Series H ("Series H"), Ethanol Capital Partners, L.P. Series I
("Series I"), Ethanol Capital Partners, L.P. Series J ("Series J"), Ethanol
Capital Partners, L.P. Series L ("Series L"); Ethanol Capital Partners, L.P.
Series M ("Series M"), Ethanol Capital Partners, L.P. Series N ("Series N"),
Ethanol Capital Partners, L.P. Series O ("Series O"), Ethanol Capital Partners,
L.P. Series P ("Series P"), Ethanol Capital Partners, L.P. Series Q ("Series
Q"), and Ethanol Capital Partners, L.P. Series S ("Series S"). The number of
Units distributed to each EIP Member in connection with the Dissolution is set forth beside the EIP Member's name below:

   *   Series E     591,268 Units;
   *   Series H     226,247 Units;
   *   Series I     249,234 Units;
   *   Series J     109,531 Units;
   *   Series L     115,072 Units;
   *   Series M     78,502 Units;
   *   Series N     387,946 Units;
   *   Series O     258,249 Units;
   *   Series P     258,016 Units;
   *   Series Q     381,544 Units; and
   *   Series S     94,391 Units.

With respect to each of the EIP Members, CEC is the general partner and investment advisor and has sole voting and sole dispositive power over the EIP
Member's assets. CEC disclaims beneficial ownership of these Units.